Filed Pursuant to Rule 424(b)(3)

Registration No. 333-253146

Prospectus Supplement No. 7

(to Prospectus dated June 29, 2021)

UPHEALTH, INC.

3,000,000 Shares of Common Stock

This prospectus supplement (this “Supplement No. 7”) relates to the prospectus dated June 29, 2021 (as amended from time to time, the “Prospectus”), related to the resale from time to time by the selling stockholders named in the Prospectus or their permitted transferees of up to 3,000,000 shares of common stock, par value $0.0001 per share, of UpHealth, Inc., a Delaware corporation that was formerly named GigCapital2, Inc. (“UpHealth” or the “Company,” and with respect to historical periods, events and actions, “GigCapital2”), which were issued in a private placement pursuant to the terms of the PIPE Subscription Agreements (as defined in the Prospectus) in connection with, and as part of the consideration for, the Business Combinations (as described in the Prospectus) that closed on June 9, 2021.

The purpose of this Supplement No. 7 is to update and supplement the information in the Prospectus with respect to the information contained in the following report of the Company:

•	The Company’s Current Report on Form 8-K as filed with the Securities and Exchange Commission (“SEC”) on April 12, 2022, which is attached hereto.

This Supplement No. 7 updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This Supplement No. 7 should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this Supplement No. 7, you should rely on the information in this Supplement No. 7.

Our common stock is currently listed on the New York Stock Exchange and trades under the symbol “UPH.”

Investing in our securities involves risks. See “Risk Factors” beginning on page 24 of the Prospectus and in any applicable prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or this Supplement No. 7 or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is April 12, 2022.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

April 12, 2022 (April 11, 2022)

Date of Report (date of earliest event reported)

UpHealth, Inc.

(Exact name of Registrant as specified in its charter)

Delaware	001-38924	83-3838045
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

14000 S. Military Trail, Suite 203

Delray Beach, FL 33484

(Address of principal executive offices)

(312) 618-1322

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	UPH	New York Stock Exchange
Redeemable Warrants, exercisable for one share of Common Stock at an exercise price of $11.50 per share	UPH.WS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 11, 2022, the Chief Executive Officer of UpHealth, Inc. (the “Company”), Dr. Ramesh Balakrishnan, informed the Board of Directors (the “Board”) that he will be transitioning from his role as the Chief Executive Officer of the Company, and he agreed to continue in his role until such time as the Company had a replacement Chief Executive Officer start in that role. Furthermore, on April 12, 2022, the Company announced that it is conducting a search for a new Chief Executive Officer, and that Dr. Balakrishnan will continue in his role as the Chief Executive Officer of the Company and work with the Board to ensure a smooth transition while the Company conducts a search for his replacement. In the interim and through the transition to the new Chief Executive Officer, Dr. Balakrishnan will report to the Transformation Committee appointed by the Board. After his successor assumes the role of Chief Executive Officer, Dr. Balakrishnan will transition to a senior leadership role with the Company that is expected to be announced in the coming weeks.

A copy of the press release issued by the Company is attached as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference. Please refer to Exhibit 99.1 for a discussion of certain forward-looking statements included therein and the risks and uncertainties related thereto.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits:

Exhibit No.	Item

99.1	Press Release, dated April 12, 2022, announcing the transition to a new Chief Executive Officer.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 12, 2022

By:	/s/ Dr. Ramesh Balakrishnan
Name:	Dr. Ramesh Balakrishnan
Title:	Chief Executive Officer

Exhibit 99.1

Press release

UpHealth To Transition CEO

New leader expected to be announced in the coming weeks

DELRAY BEACH, Fla., April 12, 2022 — UpHealth, Inc. (NYSE: UPH) today announced that the company is conducting a search for a new CEO. Dr. Ramesh Balakrishnan, the company’s current CEO, will continue in his role and work with the Board of Directors to ensure a smooth transition until the new CEO takes over.

Dr. Avi Katz, co-chairman of the board of directors of UpHealth, said, “The time is right for a new leader at UpHealth. Since UpHealth’s IPO last June, we’ve worked to integrate the six companies that merged to form UpHealth. That work is, essentially, complete, and we’re ready to move to our next phase of growth to deliver against our mission to impact healthcare globally.”

The search for a new CEO for the company is well underway and a short list of qualified healthcare executives has emerged, Dr. Katz said. The company expects to announce a new CEO in the coming weeks. “The response to our search has been excellent. We’re confident that the result will be an exceptional leader with public and private market experience, deep expertise in healthcare, services and technology institutions and with demonstrated operational excellence experience,” said Dr. Katz.

“In the interim and through the transition, Dr. Balakrishnan will report to the Transformation Committee appointed by the Board of Directors, to continue to work effectively across all functions and deliver against the transformation agenda,” Dr. Katz said.

After the new CEO starts, Dr. Balakrishnan will remain with the company in a senior leadership role to be announced in the coming weeks.

Dr. Katz said, “Ramesh was instrumental in the transition to a public company, and the Board and I are grateful for his leadership. He’s a passionate advocate for healthcare equity and access and has deep expertise in integrated, digital healthcare solutions that have helped propel the company forward. We look forward to his continuous service as a senior executive in the company.”

About UpHealth

UpHealth is a global digital health company that delivers digital-first technology, infrastructure, and services to dramatically improve how healthcare is delivered and managed. UpHealth’s solutions holistically enable clients to deliver on their affordability, access, quality, outcomes, and patient experience goals. UpHealth’s technology platform helps its clients improve access, coordinate care teams, and achieve better patient outcomes at lower cost, with care management solutions, analytics, and telehealth tools that serve patients wherever they are, in their native language. Additionally, UpHealth’s technology-enabled virtual care infrastructure and services improves access to quality primary and acute care, behavioral health, and pharmacy services. UpHealth’s clients include health plans, global governments, healthcare providers and community-based organizations.

For more information, please visit https://uphealthinc.com and follow us at @UpHealthInc on Twitter and UpHealth Inc on LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. Such forward-looking statements include, but are not limited to, the expected timeframe for conclusion of the search for a new CEO. Any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. The forward-looking statements contained in this press release are based on certain assumptions and analyses made by the Board of Directors of UpHealth in light of their respective experience and perception of historical trends, current conditions, and expected future developments and their potential effects on UpHealth as well as other factors they believe are appropriate in the circumstances. There can be no assurance that future developments affecting UpHealth will be those anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the parties), or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements, including whether a candidate selected by the Board for the CEO role accepts an offer. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as may be required under applicable securities laws.

Media Contact

Media Relations: mediarelations@uphealthinc.com